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                                                                    Exhibit 99.1

ERF WIRELESS SECURES ADDITIONAL $2 MILLION FINANCING

REVOLVING CREDIT FACILITY TO FUND REGIONAL BANKING INDUSTRY'S GROWING DEMAND FOR COMPANY'S ENTERPRISE NETWORK SOLUTIONS

LEAGUE CITY, Texas--(BUSINESS WIRE)--March 10, 2006--ERF Wireless (OTCBB:ERFW -
News), a leading provider of enterprise-class wireless broadband products and services, announced today that it has recently entered into a two-year unsecured revolving credit facility with certain private investors that provides a $2 million dollar line of credit. The additional financing will be used by the company to fund general working capital, acquisitions and project financing, particularly in areas that support the expansion of the company's Enterprise Network Services division that serves the regional banking market.

"Over the past several months, we've seen a dramatic increase in interest from the regional banking community," said Dr. H. Dean Cubley, Chairman of ERF Wireless. "That's because our unique application of wireless broadband technology provides regional financial institutions an extremely cost-effective way to replace all of their recurring T1 and other telephone company costs with a one-time capital investment that can typically be recovered in less than three years. The resulting encrypted wireless broadband network connects all of their branches to the central bank and can provide up to 45 Mbps of continuous bandwidth as compared to the typical 1.4 Mbps of a T1 connection from the telephone company."

Dr. Cubley went on to note that, once in place, the company's enterprise-class wireless network not only replaces all of the data connectivity requirements between locations, but also has the excess capacity to provide VoIP telephone service, video surveillance, document imaging and Internet connectivity for all of the enterprise locations. In addition, Enterprise Network Services also typically enters into an agreement with financial institutions on behalf of ERF Wireless to resell all of their excess bandwidth capacity to commercial and retail customers within their coverage area under a revenue-sharing agreement, thus further reducing the overall cost to the financial institution.

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The terms of the two-year unsecured revolving credit facility allow ERF Wireless to draw upon the facility as financing requirements dictate and provide for quarterly interest payments at a 6% rate. The loan may be prepaid without penalty or repaid at maturity.

"This new credit facility puts us in a stronger position to address our capital requirements for the continued growth and expansion of our 'next generation' banking network solutions," said R. Greg Smith, CEO of ERF Wireless. "Our immediate goals are to continue growing our core services that provide secure, high-speed wireless broadband networks to the regional banking industry. We'll also continue making strategic acquisitions that enable us to enhance our portfolio, consistent with our focus on quality and client satisfaction."

About ERF Wireless

ERF Wireless Inc. is a fully reporting public corporation located in League City, Texas. The company specializes in providing wireless broadband product and service solutions to enterprise, commercial and residential clients on a regional and national basis. For more information, please visit our website at www.erfwireless.com or call 281-538-2101. To automatically receive periodic company information that has appeared in the media, please visit our website and join our opt-in Investor Information Program.

Forward-looking statements in this release regarding ERF Wireless Inc. and its Enterprise Network Services subsidiary are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

CONTACT:
ERF Wireless, Inc.
Clareen O'Quinn, 281-538-2101 ext. 113
coquinn@erfwireless.com

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Source: ERF Wireless, Inc.